Exhibit 3.1

[Translated from Hebrew]

The Companies Ordinance [new version] 5743-1983

Limited Liability Company

MEMORANDUM OF ASSOCIATION

Of

Gamida Cell Ltd.

1.	The Company’s name – Gamida Cell Ltd.

In this Memorandum Of Association the following terms shall have the following meanings:

“Person” – including a company or a corporation.

 “Company” – including, provided that this term does not refer to the Company, any other company, cooperative association or any other association, a governmental, public or legal entity, partnership or any group of persons, whether or not incorporated.

“Real Estate” – including any right or entitlement in land or in relation to it, whether or not such right is registerable, and including buildings, plants and any other attachment to the land.

2.	The purposes for which the company is formed are:

(a)
To purchase by signing, buying, exchanging or in any other way, shares, stocks, bonds, bond stocks, stock certificates, collateral securities, guaranties, pledges, and securities that were granted or issued by any company, corporation, government, public entity or administration, whether central, municipal or local, either in the state of Israel or in any other place, to hold, to manage, to pledge, to guarantee, to transfer, to trade and to deal in any way in such shares, stocks, bonds, bond stocks, stock certificates, collateral securities, guaranties, pledges, and securities, to offer them for public underwriting, to assist in their sale, and pledge for their equity, dividend and interest.

(b)
To invest funds in industry, real estate, agriculture, development enterprises, transportation, shipping, aviation, banking, commerce, and in any other investments whatsoever, whether by way of purchase or against collateral of shares, share stocks, debentures, debenture stocks, promissory notes, notes, covenants, collaterals, or securities of any type.

(c)
To lend monies, to grant advances or credit and to pledge for debts and liabilities of those persons, companies and corporations, and specifically to clients and others who may conduct business with the company under terms deemed appropriate by the Company, and to receive from such persons, companies or corporations various types of guarantees and collaterals, as the company may deem appropriate, including without limitation, mortgages, pawns, floating and fixed charges, on any assets, whether portable or not, and to release and waive any such guarantee or collateral and redeem them under such terms as the Company shall deem appropriate.

(d)
To manage a trust company business and any of its branches, to take any role of a trustee, estate manager, will executor, manager, agent, representative, locum tenens, treasurer and any other duty of trust or confidence position, and to perform any and all the related duties and actions, and to generally engage in any business of trusts or agency, whether for consideration or otherwise.

(e)
To engage in any business of entrepreneurs and founders of enterprises, companies and corporations, financers, concessionaires, contractors, capital owners, property owners, merchants, agents, envoys, commission agents and representatives, and to take upon itself and to perform any action or transaction which may assist, directly or indirectly, in the accomplishment of such purposes, in whole or in part.

(f)
To initiate, found, establish, incorporate, manage, participate and control any enterprises, companies or corporations, and to act as manager of any company or corporation, in the framework of the purposes of the Company.

(g)
To borrow, acquire and secure payment of any amount of money in the form and terms deemed appropriate by the Company, including by way of issuance of bonds, series of bonds and bond stocks, secured by all or part of the Company’s assets, including real estate and tangible property, inclusive of current or future unpaid share capital and to purchase, redeem and release any security; in addition, the Company shall be allowed to pledge for the removal of its debts by mortgage and by grant of floating, fixed and special charges, and by granting collaterals of part or all of its real property and its other assets, either in present time or in future time and to redeem and remove any such mortgage, charge or collateral.

(h)
To purchase, take on long lease or by barter, take on short lease or otherwise acquire and hold, manage, develop, utilize, and trade any property or beneficial interest, in all manner of land, buildings, rights, privileges, concessions, licenses, machinery, plant, merchandise and all manner of movable or immovable property which are needed by the company or suitable for the purposes of its business; to engage in any such business of production, processing, developing, trading, importing, exporting, shipping, supplying, distributing, utilizing, brokering, and handling technical and mechanical equipment, tools, preparations, instruments, machines, accessories, containers, packing, raw materials, products, necessaries, merchandise and materials of any kind and for any manner of use, as deemed appropriate by the Company for the purpose of obtaining all or some of its purposes.

(j)
To engage in any such enterprise searching, developing and utilizing natural resources, to establish, hold and manage institutions, stations and experimental farms, laboratories and research institutions and to fund, organize and employ, equip and send delegations, committees and experts.

(k)
To purchase, request, register or otherwise acquire and obtain usage rights or to examine, protect, extend and renew, in the State of Israel or in any other jurisdiction, all manner of patents, patent rights, invention rights, copyrights, licenses, protections and concessions (hereinafter together referred to as “patent rights”) which might be deemed beneficial by the Company, and to exercise patent rights, to work pursuant thereto, to utilize, to exercise any agreement and to act in any such way in respect to patent rights and to sell and transfer in any other way patent rights and to grant licenses and privileges in connection therewith.

(l)
To engage in any scientific, technical, structural or other examinations, trials and experiments, including for the purpose of improving or attempting to improve any invention and patent rights to which the Company may be entitled, or entitled to use, or shall be acquired or deemed desirable for acquisition by the Company.

(m)
To request, obtain, acquire, hold, utilize, sell and transfer, in any territory, patterns, production processes, knowledge, trade secrets, permits, licenses, franchises, leasing, entitlements and privileges which entitle, allow or permit the Company to engaged in any of its authorized businesses.

(n)
To enter into agreements with any government or authority, whether central, municipal, local or other, in any territory, in a manner deemed to be instrumental for all or part of the purposes of the Company, and to obtain from any Government or authority any decree, right, privilege or franchise deemed beneficial by the Company and to acquire, execute, utilize and act in accordance with any such any decree, right, privilege or franchise.

(o)
To take any measure deemed appropriate by the Company to make its actions and enterprise public, particularly by press or radio advertisement, or in any other manner, by memorandums, exhibitions, and by granting prizes and awards.

(p)
To purchase or acquire in any other manner and to accept any business – existing or otherwise – and any property, assets, reputation, rights and obligations of any person, company or corporation if such action may be beneficial to the Company or promote any matter within the Company’s purposes

(q)
To establish or found, or participate in the establishing or the founding of any company or corporation so that such entity shall purchase or accept all or part of the Company’s property, rights and debts, and for any other purpose which, deemed by the company to potentially, directly or indirectly, promote the achievement of any of the purposes of the company.

(r)	To merge with any company.

(s)
To enter into a partnership or an agreement for the purpose of distribution of profits, union of profits, or cooperating with any person or company who perform or is entitled to perform any business that the Company is authorized to perform.

(t)
To sell and transfer the Company’s enterprise, in portions or entirely, for any same consideration deemed appropriate by the Company, and especially in consideration of shares, bonds or any other securities, to another company whose purposes, in whole or in part, are similar to those of the Company.

(u)	To engage in any contract, agreement or undertaking of any kind and to sign on any document, deed, contract and agreement within the framework of its purposes.

(v)	To insure the Company, its property, facilities and activities, in whole or in part, against any damages, loss, risk or liability.

(w)	To invest and use the Company’s monies which are not immediately required for its businesses in a manner to be decided by the Company.

(x)
To divide in kind or in any other manner in accordance with the Companies Ordinance [new version] 5743-1983, between its members, the property of the Company, entirely or a portion thereof, subject to the approval of an applicable court.

(y)
To grant allowances, grants, and prizes to the Company’s employees and management, or to those who were its employees and management, and to their families. In addition, the Company may found or support and assist with the opening of schools, education or science establishments and trade companies, whether such institutions and companies are related to the Company’s business or not. In addition, the Company may found and maintain clubs or other institutions for the benefit of its business or its employees and management.

(z)
To perform any of the activities listed in the second addendum of the Companies Ordinance, and it is hereby declared that any purpose or permission that shall be added to the second addendum of the Ordinance shall be deemed to be added explicitly to this Memorandum of Association. However, any such purpose or permission that shall be omitted from the second addendum of the Ordinance pursuant to any amendment to the Ordinance shall not be deemed to be omitted from this Memorandum of Association and shall remain deemed to be included, unless such purpose or permission is prohibited by Israeli law.

(aa)
To perform any activities related to, connected to or deemed by the Company to be related to or connected to the purposes included in this Memorandum of Association, whether directly or indirectly, or likely to promote the achievement of all or part of any such purposes.

(ab)
To perform any such activity, whether in Israel or in any other territory, whether as principals, agents, owners, trustees, contractors or in any other manner, whether solely or by partnership with others and by principals, agents, owners, trustees, contractors or in any other manner.

(ac)	To perform any legal act which a corporation may legally preform.

(ad)
It is hereby agreed and clarified, unless explicitly mentioned otherwise in this Memorandum of Association, that each and any purpose and permission to act detailed in each of these subsections, including the provisions of subsection (z) of this section, is primary and independent of any other purpose thereof, and is not to be limited or narrowed by any other subsection of this section, by the Company's name, or by reliance thereon.

4.	The members’ liability is limited.

5.	The capital of the Company shall be as set forth in the Company’s Articles of Association as may be in effect from time to time. [amended on September 28, 2006]

6.
We the undersigned wish to become incorporated in accordance with this Memorandum of Association and each agree to accept the number of shares in the company’s capital appearing against our respective names.

Subscribers’ Names	Address	I.D. number	No. of shares taken	Signature
G.L.A Trust Services Ltd.	2 Iben Gvirol, Tel-Aviv	51-149358-7	99	/s/ G.L.A Trust Services Ltd.
G.L.A Trust Services Ltd.	2 Iben Gvirol, Tel-Aviv	51-149358-7	1	/s/ G.L.A Trust Services Ltd.

Dated this 28th day of January 1998